Exhibit 10.9

RIGHT OF FIRST NEGOTIATION/REFUSAL AGREEMENT

THIS RIGHT OF FIRST NEGOTIATION/REFUSAL AGREEMENT (this “Agreement”), is entered into as of December 27, 2018 (the “Effective Date”), between Valent Technologies LLC, a California Limited Liability Corporation (“Valent”), having its principal place of business at 3475 Edison Way, Suite R, Menlo Park, CA and Edison Oncology Holding Corp, a Nevada corporation (“Edison”), having a principal place of business at 3475 Edison Way, Suite R, Menlo Park, CA (each a “Party”, and collectively the “Parties”).

WHEREAS, Valent and Edison are interested in exploring a business relationship related to certain proprietary information owned by Valent related to novel uses, formulations and delivery methods of irinotecan, a drug used to treat colon cancer, small cell lung cancer and potentially for other indications (the “Valent Irinotecan Rights”);

WHEREAS, Edison has agreed to fund or reimburse certain research activities on Valent’s behalf pursuant to the terms described in this Agreement; and

WHEREAS, Valent and Edison wish to enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which in return for certain research support as defined in this Agreement, Valent will grant to Edison a right of first negotiation and right of first refusal related to the Valent Irinotecan Rights;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Valent and Edison agree as follows:

ARTICLE 1

DEFINITIONS

“Confidential Information” shall mean any and all knowledge, know-how, information, and/or techniques disclosed by the one party (referred to in this capacity as the “Provider”) to another (referred to in this capacity as the “Recipient”) relating to the Project, including, without limiting the generality of the foregoing, all research, data, specifications, plans, drawings, prototypes, models, documents, records, instructions, manuals, papers, or other materials of any nature whatsoever, whether written or otherwise, relating to same. In order to constitute “Confidential Information” for the purposes of this Agreement, the Provider must clearly identify it in writing as being confidential, or if the disclosure takes place orally or in some other non-tangible form, the Provider must summarize it in writing and identify it as being confidential within 30 days of making the disclosure. Furthermore, such disclosures shall not be considered “Confidential Information” for the purposes of this Agreement if and when it:

(a)	is made subject to an order by judicial or administrative process requiring the Recipient to disclose any or all of the Confidential Information disclosed to it by the Provider, provided however that the Recipient shall promptly notify the Provider and allow the Provider reasonable time to oppose such process before disclosing any of the Confidential Information disclosed to it by the Provider;

(b)	is published or becomes available to the general public other than through a breach of this Agreement;

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(c)	is obtained by the Recipient from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Provider;

(d)	is independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Confidential Information disclosed to it by the Provider as evidenced by the Recipient’s business records; or

(e)	was possessed by the Recipient prior to receipt from the Provider, other than through prior disclosure by the Provider, as evidenced by the Recipient’s business records.

“Field of Use” means manufacture, production or use of irinotecan or any products derived from the Valent Irinotecan IP for any use.

“Valent Irinotecan IP” means Valent’s intellectual property rights under the patents identified on Exhibit A attached hereto. Exhibit A shall be amended to include additional patents filed by Valent related to the Valent Irinotecan Rights during the Term of this Agreement.

ARTICLE 2

EDISON RESEARCH SUPPORT

Edison will support Valent’s development of the Valent Irinotecan IP including preparation for and participation in regulatory filings and meetings with the United States FDA to (a) file an investigational new drug application (IND) and (b) hold a guidance meeting to discuss the clinical and non-clinical requirements for commercial registration of products derived from the Valent Irinotecan IP. Specifically, Edison shall:

2.1	Fund professional fees (the “Consultant Support”). Such Consultant Support shall include professional fees directly billed to Edison by consultants engaged by Edison and fees billed to Valent by consultants engaged by Valent for activities conducted under this Article 2;

2.2	Reimburse pre-approved out-of-pocket expenses incurred by or billed to Valent for activities conducted under this Article 2 (the “Expenses”); and

2.3	Make Edison management available to support activities conducted under this Article 2 free of charge.

The Consultant Support and Expenses in aggregate shall not exceed $60,000 during the term of this Agreement.

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ARTICLE 3

RIGHT OF FIRST NEGOTIATION

Beginning on the Effective Date and for ninety (90) days following receipt of the minutes of the FDA meeting described in Article 2(b) above (the “Exclusive Period”), Valent will enter into exclusive, good faith negotiations with Edison regarding the terms of an agreement pursuant to which Edison would obtain exclusive rights (a) to use Valent Irinotecan IP or components thereof acquired from Valent, its affiliates or its licensees and (b) to license the Valent Irinotecan IP, in each case solely in the Field of Use (such rights collectively, the “Valent Irinotecan Rights”). The Parties acknowledge that, subject to the Parties’ obligation to negotiate in good faith, neither Party is under any obligation to enter into any agreement under this Article 3 nor any and all obligations to engage in negotiations cease upon expiration of the Exclusive Period.

ARTICLE 4

RIGHT OF FIRST REFUSAL

4.1 Right of First Refusal. If during the Exclusive Period the Parties do not execute an agreement regarding the Valent Irinotecan Rights pursuant to Article 3, and if, prior to the second (2nd) anniversary of the Effective Date (the “ROFR Term”), Valent receives a bona fide written offer from a third party (the “Offeror”) to acquire, license or obtain any other rights to or under the Valent Irinotecan Rights and Valent wishes to accept such offer, Valent shall notify Edison in writing (a “ROFR Notice”) of such offer. The ROFR Notice shall include (i) a description of the Valent Irinotecan Rights to be acquired, licensed or otherwise granted, (ii) the consideration, and (iii) the other material terms and conditions of the proposed transaction, provided that the ROFR Notice is not required to include any description of rights, consideration or other terms and conditions to the extent they do not relate to the Valent Irinotecan Rights or otherwise affect Edison’s ability to evaluate the offer or exercise its rights pursuant to this Article 4. The right of first refusal in this Article 4 shall not apply to a transaction between Valent and a third party involving Valent Irinotecan Rights or Valent Irinotecan IP generally if (a) such third party agrees to offer the Valent Irinotecan Rights to Edison on commercially reasonable terms and conditions, (b) the transaction involves an assignment of this Agreement that is permitted without Edison’s consent pursuant to Section 7.4, or (c) a product derived from the Valent Irinotecan IP has already been commercialized by Valent and such product is available for purchase by Edison on commercially reasonable terms and conditions with respect to quantity, quality and pricing of such product to be supplied and that allow Edison’s commercial use in the Field of Use.

4.2 Exercise Period and Negotiation Period. Edison will have an option for a period of thirty (30) days after the date of receipt of such ROFR Notice (the “Exercise Period”) to acquire, license or otherwise obtain rights to the Valent Irinotecan Rights as described in the ROFR Notice, on the terms and conditions described in the ROFR Notice. Edison may exercise such option by notifying Valent in writing before the expiration of such Exercise Period that it wishes to exercise such option on the terms described in the ROFR Notice. Upon Valent’s receipt of such written notice, the Parties shall negotiate in good faith for a period not to exceed sixty (60) days after Valent’s receipt of notice of exercise of such option from Edison (the “Negotiation Period”), to finalize the documentation related to Edison’s acquisition of such Valent Irinotecan Rights on the terms set forth in the applicable ROFR Notice. Notwithstanding the foregoing or the other provisions of this Article 4, if the terms and conditions in the ROFR Notice include any term or condition which is specific to the Offeror or is of such a nature that it would be impossible for Edison to match, then, as between Valent and Edison, such term or condition will be modified in good faith by the parties in order to match as closely as possible the original term or condition as set forth in the ROFR Notice.

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4.3 Edison Support of Valent Patent Expenses During ROFR Term, Edison shall reimburse Valent’s expenses related to the prosecution and maintenance of patents listed in Appendix B up to a maximum of $25,000. During the ROFR Term, Valent shall promptly notify Edison of expenses incurred pursuant to this section 4.3 and Edison shall reimburse Valent within 30 days of receipt of such notice.

4.4 Failure to Exercise. If, following the delivery of any ROFR Notice, Valent does not receive written notice from Edison of Edison’s exercise of such option prior to the expiration of the Exercise Period, or if Valent and Edison have not, despite their good faith efforts, entered into a definitive agreement incorporating the terms set forth in the ROFR Notice prior to the expiration of the Negotiation Period, then Valent shall be free to enter into any agreement or agreements with respect to the Valent Irinotecan Rights without restriction.

ARTICLE 5

NO OTHER RESTRICTIONS; NO DILIGENCE OBLIGATION

Except as set forth herein with respect to the right of first negotiation described in Article 3 and the right of first refusal described in Article 4, this Agreement shall not restrict Valent’s ability to develop, commercialize or pursue the development of products or matters related to the Valent Irinotecan IP. Further, Valent shall have no obligation to develop, commercialize, seek regulatory approvals or pursue products or matters related to the Valent Irinotecan IP.

ARTICLE 6

CONFIDENTIAL INFORMATION

The Recipient shall not use the Confidential Information provided to it by the Provider, directly or indirectly, for any purpose other than as allowed under this Agreement. Without limiting the generality of the foregoing, except as may be specifically provided for in any rights granted pursuant to Article 3 or Article 4, the Recipient shall not use, manufacture, or sell the Provider’s Confidential Information or any device or means incorporating any of the Provider’s Confidential Information, and shall not use any of the Provider’s Confidential Information as the basis for the design or creation of any device or means.

The Recipient shall keep and use all of the Provider’s Confidential Information in confidence and shall not disclose any part of the Provider’s Confidential Information to any person, firm, corporation, or other entity except as required by law.

Subject to this Article 5, the parties agree insofar as permitted by law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties.

Notwithstanding any termination or expiration of this Agreement, the obligations of confidentiality set forth in this Article 5 shall survive and continue to be binding upon the Recipient, its successors, and assigns until five (5) years after such termination or expiration.

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ARTICLE 7

MISCELLANEOUS

7.1. Notice. Any notice or other communication required or permitted under this Agreement will be in writing and will be deemed given as of the date it is (a) delivered by hand, or (b) mailed postage prepaid, first class, certified mail, return receipt requested to the Party at the address listed below or subsequently specified in writing, or (c) sent, shipping prepaid, return receipt requested, by national courier service, to the party at the address listed below or subsequently specified in writing:

VALENT:	Dennis Brown, PhD
Principal
Valent Technologies LLC.
Suite R, 3475 Edison Way
Menlo Park, California 94025

with a copy to: [email]

EDISON:	Jeffrey Bacha
Chief Executive Officer
Edison Oncology Holding Corp.
Suite R, 3475 Edison Way
Menlo Park, California 94025

with a copy to: [email]

7.2. Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the Parties hereto.

7.3. Third Party Beneficiaries. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights in or obligations of any Person not a Party to this Agreement.

7.4. Assignment. This Agreement may not be assigned, transferred, licensed, sublicensed, delegated, pledged or otherwise disposed of (each, an “Assignment”) by any Party hereto without the prior written consent of the other Party, which consent may not be unreasonably withheld, provided, that (i) either Party may, without the consent of the other Party, assign its rights and obligations under this Agreement to its affiliates or in connection with any merger, business combination, or sale of all or substantially all of the assets of such Party or those assets to which this Agreement relates and (ii) no Assignment shall be effective unless and until the proposed assignee shall have assumed in writing all obligations of its assignor under this Agreement and such assumption is delivered to the other Party. Any purported Assignment without a required consent shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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7.5. Fees and Expenses. Except as is otherwise specified herein, each Party shall bear its own fees and expenses incurred in connection with the performance of this Agreement and the transactions contemplated hereby.

7.6. Interpretation; Construction. In the event of an ambiguity, or a question of intent or interpretation arises, under this Agreement, the Agreement shall be construed as if drafted jointly by both Parties, and there shall be no presumption or burden of proof favoring or disfavoring any individual Party by virtue of the authorship of any provisions of this Agreement.

7.7. Counterparts; Facsimile Signatures. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. In the event that any dispute arises under this Agreement, the Parties agree to negotiate in good faith to resolve such dispute. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

7.9. Certain Representations and Warranties. Valent hereby represents and warrants to Edison that to Valent’s Knowledge as of the Effective Date the patents identified on Exhibit B are owned by Valent free and clear of all liens, claims or encumbrances that would impair the rights granted to Edison under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed, or caused to be executed, this Right of First Negotiation/Refusal Agreement as of the date first above written.

VALENT TECHNOLOGIES LLC

By:
Name:	Dennis Brown, PhD
Title	Principal

EDISON ONCOLOGY HOLDING CORP

By:
Name:	Jeffrey A. Bacha
Title	Chief Executive Officer

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EXHIBIT A

VALLENT IRINOTECAN IP

A.1 - PATENT

(Provisional Application Filed)

Inventor: Dr. Dennis Brown